EXHIBIT 10.52

June 24, 2009

Mr. Mark Sullivan
10 Hawthorne Street
Natick, Massachusetts 01760

Dear Mark,

I am pleased to confirm our offer of employment to you for the position of Senior Vice President and Chief Financial Officer, reporting to Mark Fusco, President and Chief Executive Officer at Aspen Technology, Inc. (the “Company” or “Aspen Technology”). I am confident that you will enjoy working at Aspen Technology, Inc.

The following is a summary of the terms of your employment with Aspen Technology:

COMPENSATION:

•                  You will receive an initial base salary of $12,500. semi-monthly, or $300,000 annualized, subject to applicable taxes and deductions. Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

•                  You will be eligible to participate in the Company’s FY 10 Executive Annual Incentive Bonus Plan, in accordance with the terms of such plan. Your FY 10 target bonus will be $175,000. In FY 10 your annual bonus will be guaranteed at a minimum of $175,000, and any overachievement will be paid according to the Plan. You will receive more information about this plan from Human Resources after your start date. Please note that Aspen Technology reserves the right to modify and/or amend its incentive and bonus plans from time to time in its sole discretion and/or in accordance with business needs with or without prior notice to employees.

•                  Subject to the approval of the Compensation Committee of the Board of Directors of the Company, the Company may grant to you restricted stock units (the “RSUs”) under the 2005 Stock Incentive Plan (the “Plan”) in the aggregate of 65,000 shares. The RSUs shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreement that shall be executed to evidence the grant of any option.

BENEFITS:

You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all terms and provisions of) the plan documents governing those programs. A summary of the benefits offered by the Company for the period through December 31, 2009 is enclosed.

•                  Provided you are eligible under (and subject to all terms and provisions of) the plan documents, you will be eligible for medical, dental and vision coverage on your first day of active employment and the Company pays a portion of the premium of these benefits.

•                  In addition, provided you are eligible under (and subject to all terms and provisions of) the plan documents, you will be eligible for Basic Life and Basic Disability insurance and the Company currently pays the full premiums for these benefits.

•                  You will be eligible to participate in the Aspen Technology 401(k) Plan on your first day of employment, subject to the terms and provisions of such plan.

•                  You will be eligible to accrue paid vacation time on a monthly basis from your date of hire in accordance with Aspen Technology’s policies and procedures. Your initial vacation eligibility is 4 weeks per year, accrued at a monthly rate of 1.66 days per month.

Please note that Aspen Technology reserves the right to modify and/or amend its benefits plans and programs from time to time in its sole discretion and/or in accordance with business needs with or without prior notice to employees.

RETENTION AGREEMENT:

In consideration of your joining the Company and remaining in its employ, the Company will enter into an executive retention agreement with you which will provide severance benefits in the event of your termination by the Company for reasons other than cause as well as in the event of a change in control. The benefits provided are detailed in the agreement which will be provided to you on your start date.

ADMINISTRATIVE ISSUES

You will be required to execute an AspenTech Confidentiality and Non-Disclosure Agreement in the form attached as a condition of employment. As an employee, you will also be required to abide by AspenTech’s Code of Business Conduct and Ethics, which is also attached.

•                  You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

•                  The Company’s offer of at-will employment is contingent upon your authorization and successful completion of employment references and a background check.

•                  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

EMPLOYMENT STATUS

While I have every hope that you will have a successful career at Aspen Technology, should you accept the Company’s offer of employment, your employment will be “at will” in accordance with our standard employment practices. As an at will employee, either you or Aspen Technology may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will. This letter supercedes all prior understandings, whether oral or written, relating to the terms of your employment.

Mark, I am delighted to be able to extend this opportunity to you and look forward to you joining our executive team. I believe you will find this position to be rewarding and satisfying. If you accept Aspen Technology’s offer of employment, your anticipated start date is July 1, 2009.

Please confirm your acceptance of this employment offer by signing the enclosed duplicate of this letter and returning it to me by this Friday, June 26, 2009.

We look forward to having you join us at Aspen Technology! Please feel free to call me if you have any questions.

Sincerely,

/s/ Joanna Nikka

Joanna Nikka
Senior Vice President, Human Resources

CC:	Mark Fusco
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my employment with Aspen Technology, Inc. I am not relying on any representations other than as set out above.

/s/ Mark P. Sullivan	Date:	7/1/2009
Mark Sullivan